Lake Shore Bancorp, Inc. Reports First Quarter 2016 Earnings and Declares Dividend

DUNKIRK, N.Y.—April 27, 2016-- Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced first quarter 2016 net income of $2.0 million, or $0.33 per diluted share, compared to net income of $569,000, or $0.10 per diluted share, for the first quarter 2015.  The increase in net income reflected increased net interest income and non-interest income.   The first quarter 2016 results included a $1.1 million after-tax gain on the sale of securities.  Excluding the $1.1 million gain on the sale of securities, first quarter 2016 net income was $874,000, or $0.15 per diluted share.

2016 First Quarter Highlights:

•	Continued growth in commercial loans of $8.2 million, or 7.9%, from December 31, 2015;
•	Core (non-time) deposits increased $7.3 million, or 3.5%, from December 31, 2015;
•	Net interest margin of 3.43% for first quarter 2016, up 22 basis points from first quarter 2015 and down 2 basis points from fourth quarter 2015; and
•	Interest expense in first quarter 2016 declined 25.3% compared to first quarter 2015, reflecting ongoing focus on core deposit growth.

“Lake Shore’s core earnings from loans and deposits during first quarter 2016 resulted in a 4.5% increase in net interest income as compared to first quarter 2015, reflecting an increase in average loan balances, along with an evolving loan mix more heavily weighted with commercial credits. On the funding side, quarter-to-date interest expense continued to decline as we maintained our focus on core deposit generation and allowed higher-cost time deposits to run off,” said Daniel P. Reininga, President and Chief Executive Officer. “During the first quarter of 2016, we sold $14.1 million of longer-term securities and recorded a $1.1 million after tax gain on the sale.  We plan to convert the sale proceeds into commercial loans over a 12 month period, which will assist small businesses and commercial customers in our local market areas, as well as shorten the duration of our interest-earning assets, improve our interest rate risk position and stabilize our net interest margin.   As we celebrate our 125th anniversary during 2016, we remain focused on our long-term strategic plan to grow our franchise and build value for our shareholders.”

First quarter 2016 net interest income of $3.8 million increased $164,000, or 4.5%, compared to the first quarter of 2015.  The improvement in net interest income was attributed to lower interest expense. Interest expense for first quarter 2016 was $587,000, a decrease of $199,000, or 25.3%, from $786,000 in first quarter 2015, primarily as a result of a $22.1 million reduction in average time deposits, along with an 18 basis points decline in the average cost of interest-bearing liabilities compared to first quarter 2015. First quarter 2016 interest income of $4.4 million, decreased $35,000, or 0.8%, compared to the prior year quarter, primarily as a result of a $26.6 million decline in the average balance of the Bank’s securities portfolio, partially offset by a $17.0 million increase in the average balance of loans and a 5 basis points increase in the average yield on interest earning assets.

The ratio of average interest-earning assets to average interest-bearing liabilities was 127.32% for first quarter 2016, up from 122.96% for first quarter 2015. Average interest-earning assets for first quarter 2016 were $440.5 million, a decrease of $9.8 million compared to first quarter 2015. The decrease reflected a $26.6 million reduction in the average balance of the Bank’s securities portfolio, partially offset by a $17.0 million increase in average loans. Average interest-bearing liabilities for first quarter 2016 were $346.0 million, a decrease of $20.2 million compared to first quarter 2015, primarily as a result of the Bank’s planned run off of higher-cost time deposits.

First quarter 2016 non-interest income increased by $1.7 million, or 313.9%, to $2.2 million compared to $534,000 for the prior year first quarter. The increase was primarily due to a $1.6 million ($1.1 million after tax) realized gain on the sale of securities. Additionally, service charges and fees increased during the first quarter of 2016 by $55,000, or $14.5%, to $434,000 when compared to the first quarter of 2015.

Non-interest expense was $3.4 million for first quarter 2016, an increase of $95,000, or 2.9%, compared to first quarter 2015. Higher professional services expenditures, data processing, occupancy and equipment and other costs for the current year first quarter were partially offset by lower salary and benefit costs.

The provision for loan losses for first quarter 2016 was $130,000, a $105,000 increase as compared to first quarter 2015. The increase in the current quarter provision was primarily related to provisions recorded on new commercial loans, reflecting a $3.8 million increase in commercial loan originations during first quarter 2016, as well as adjustments related to an increase in historical loan charge-offs as compared to first quarter 2015.

Non-performing loans as a percent of total loans at March 31, 2016 were 1.62%, a 5 basis points increase from 1.57% at December 31, 2015, as a result of an increase in non-performing commercial real estate loans. The Company’s allowance for loan losses as a percent of total loans was 0.68% on March 31, 2016 and December 31, 2015.

Total assets at March 31, 2016 were $474.3 million, compared to $473.4 million on December 31, 2015. Total loans at March 31, 2016 were $301.7 million, a $4.6 million, or 1.5%, increase as compared to $297.1 million at December 31, 2015. The increase in total loans was primarily due to an increase in commercial loans. Total deposits at March 31, 2016 were $371.2 million, compared with $369.2 million on December 31, 2015. Core deposits at March 31, 2016 were $217.9 million, an increase of $7.3 million from December 31, 2015. Stockholders’ equity at March 31, 2016 was $75.8 million, an increase of $1.9 million, or 2.6%, compared with $73.9 million on December 31, 2015.

Dividend Declared

The Company’s Board of Directors approved a $0.07 per share cash dividend on the Company’s common stock on April 27, 2016, payable on May 20, 2016, to shareholders of record as of May 9, 2016. Lake Shore, MHC (the “MHC”), which holds 3,636,875, or 60.3%, of the Company’s total outstanding stock, has elected to waive receipt of the dividend on its shares. The closing stock price of Lake Shore Bancorp, Inc. shares was $13.45 on April 26, 2016, which implied a dividend yield for the Company’s common stock of 2.08%.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	March 31,	December 31,
	2016	2015
	(Unaudited)
	(Dollars in thousands)

Total assets	$474,289	$473,385
Cash and cash equivalents	46,230	34,227
Securities available for sale	97,621	113,213
Loans receivable, net	301,690	297,101
Deposits	371,180	369,155
Long-term debt	18,950	21,150
Stockholders’ equity	75,828	73,876

Statements of Income
	Three Months Ended
	March 31,
	2016	2015
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$4,364	$4,399
Interest expense	587	786
Net interest income	3,777	3,613
Provision for loan losses	130	25
Net interest income after provision for loan losses	3,647	3,588
Total non-interest income	2,210	534
Total non-interest expense	3,402	3,307
Income before income taxes	2,455	815
Income tax expense	501	246
Net income	$1,954	$569
Basic and diluted earnings per share	$0.33	$0.10
Dividends declared per share	$0.07	$0.07

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended
	March 31,
	2016	2015
	(Unaudited)

Return on average assets	1.65%	0.47%
Return on average equity	10.40%	3.14%
Average interest-earning assets to average interest-bearing liabilities	127.32%	122.96%
Interest rate spread	3.28%	3.05%
Net interest margin	3.43%	3.21%

	March 31,	December 31,
	2016	2015
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.62%	1.57%
Non-performing assets as a percent of total assets	1.18%	1.14%
Allowance for loan losses as a percent of total net loans	0.68%	0.67%
Allowance for loan losses as a percent of non-performing loans	42.10%	42.52%